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EXHIBIT 10.25

EXECUTION COPY

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into by and between Anne Busquet ("Executive") and USA Interactive, a Delaware corporation (the "Company"), and is effective as of January 13, 2003 (the "Effective Date").

        WHEREAS, the Company desires to employ Executive in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

        NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

1A.    EMPLOYMENT.    The Company agrees to employ Executive during the Term (as defined in Section 2A below) as President, Travel and Executive accepts and agrees to such employment. Executive shall be responsible for overseeing the operations of business units as identified by the Company as part of Travel, including initially Expedia, Hotels.com, Interval International, TV Travel Shop and the forthcoming U.S. cable travel network; provided that in no event shall Executive's duties and responsibilities hereunder adversely affect the title, duties, operational authority, reporting responsibilities or the like of senior executives of the business units of Expedia and/or Hotels.com whose operations Executive is responsible for overseeing and that have contractual rights in respect thereof. During Executive's employment with the Company, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive's position and shall render such services on the terms set forth herein. During Executive's employment with the Company, Executive shall report directly to the Company's Chief Executive Officer (the "CEO"). Executive shall have such powers and duties with respect to the Company as may reasonably be assigned to Executive by the CEO, to the extent consistent with Executive's position and status. Executive agrees to devote all of Executive's working time, attention and efforts to the Company and to perform the duties of Executive's position in accordance with the Company's policies as in effect from time to time; provided that nothing herein shall preclude Executive from (x) continuing to serve on any board of directors or trustees or advisory committee of any business entity or any charitable organization disclosed on Exhibit B hereto, (y) accepting appointment to any additional boards of directors or trustees or advisory committees of any business entity or any charitable organization, subject to the approval of the Company (such approval not to be unreasonably withheld) or (y) managing personal investments, provided in each case, and in the aggregate, that such activities do not materially interfere with the performance of Executive's duties hereunder or violate the provisions of Section 2(c) of the Standard Terms and Conditions (as defined in Section 2A below). Executive's principal place of employment shall be the Company's principal corporate offices located in New York, New York.

2A.    TERM OF AGREEMENT.    The term ("Term") of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years, unless sooner terminated in accordance with the provisions of Section 1 of the Standard Terms and Conditions attached hereto as Exhibit A (the "Standard Terms and Conditions") or extended pursuant to the mutual agreement of the Company and Executive.

3A.    COMPENSATION.

(a)    BASE SALARY.    During the Term, the Company shall pay Executive an annual base salary of $600,000 (the "Base Salary"), payable in equal biweekly installments or in accordance with the Company's payroll practice as in effect from time to time.

(b)    DISCRETIONARY BONUS.    During the Term, Executive shall be eligible to receive discretionary annual bonuses. In addition, Executive shall be eligible to receive future grants of restricted stock and/or stock options and other equity based incentives on the same basis as are generally made to other senior executives of the Company.

(c)    RESTRICTED STOCK.    In consideration of Executive's entering into this agreement and as an inducement for Executive to join the Company, Executive shall be granted 75,000 restricted shares of common stock of the Company (the "Restricted Stock"), pursuant to the 2000 Stock and Annual Incentive Plan and a restricted stock agreement issued there under, subject to the approval of the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"). The date of grant of the Restricted Stock shall be the later of (x) the Effective Date and (y) the date such grant is approved by the Compensation Committee. 25,000 shares of the Restricted Stock shall vest and no longer be subject to restriction or risk of forfeiture sixty (60) days after the Effective Date, unless prior to such date, Executive's employment with the Company is terminated by the Company for Cause (as defined in Section 1(c) of the Standard Terms and Conditions) or due to Executive's resignation without Good Reason (as defined in Section 1(d) of the Standard Terms and Conditions). The remaining 50,000 shares of the Restricted Stock (the "Performance Stock") (x) will be subject to such performance conditions as the Compensation Committee determines are appropriate and advisable to meet the conditions of Section 162(m) of the Internal Revenue Code, as currently in effect, as such fixed performance conditions (e.g., no further Compensation Committee discretion) shall be reflected in the minutes of the meeting of the properly constituted Compensation Committee under Section 162(m) considering such performance conditions (the "Performance Conditions"), and will be no less favorable to Executive than the performance conditions made applicable by the Compensation Committee to any restricted stock awards granted to other similarly situated executive officers of the Company proximate to the Effective Date (e.g., in December 2002 and/or January or February of 2003) and (y) shall vest and no longer be subject to restriction or risk of forfeiture on the third anniversary of the Effective Date (the "Performance Stock Vesting Date"), subject to satisfaction of the Performance Conditions and Executive's continued employment with the Company through the Performance Stock Vesting Date; provided, however, that, notwithstanding the foregoing, in the event the Executive's employment is (i) terminated by the Company without Cause (as defined in Section 1(c) of the Standard Terms and Conditions) or (ii) due to Executive's resignation for Good Reason (as defined in Section 1(d) of the Standard Terms and Conditions) on any day of the calendar year other than the last day of the Company's taxable year in any given year, all of the above-referenced Performance Stock shall immediately vest and cease to be subject to further restriction or forfeiture as of the date of such termination of Executive's employment. In addition, notwithstanding the foregoing, in the event of Executive's termination of employment with the Company prior to the Performance Stock Vesting Date due to Executive's death or Disability (as defined in Section 1(b) of the Standard Terms and Conditions), a pro-rata portion of the Performance Stock shall immediately vest and cease to be subject to further restriction or forfeiture as of the date of such termination of Executive's employment, based upon the percentage of the period from the Effective Date through the Performance Stock Vesting Date that shall have elapsed through and including the date of such termination of employment. In the event of any change in corporate capitalization which occurs prior to the date of grant of the Restricted Stock which results in an adjustment under Section 3 of the Company's 2000 Stock and Annual Incentive Plan, the number of shares of Restricted Stock shall be adjusted to reflect the adjustments made to outstanding awards under the 2000 Stock and Annual Incentive Plan.

(d)    BENEFITS.    From the Effective Date through the date of termination of Executive's employment with the Company for any reason, Executive shall be entitled to participate in any welfare, health and life insurance and pension benefit and incentive programs as may be adopted from time to time by the Company on the same basis as that provided to similarly situated employees of the Company. Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:

(i)    Reimbursement for Business Expenses.    During the Term, the Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive in performing Executive's duties for the Company, on the same basis as similarly situated employees and in accordance with the Company's policies as in effect from time to time.

(ii)    Vacation.    During the Term, Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated Executives of the Company generally.

4A.    NOTICES.    All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three days after mailing or immediately upon duly acknowledged hand delivery if to the Executive, at the most recent address for Executive in the Company's records and:

                      If to the Company:

                      USA Interactive
                      152 West 57th Street
                      New York, NY 10019
                      Attention: General Counsel

Either party may change such party's address for notices by notice duly given pursuant hereto.

5A.    GOVERNING LAW; JURISDICTION.    This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of New York without reference to the principles of conflicts of laws. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined before an appropriate federal court in New York, or, if not maintainable therein, then in an appropriate New York state court. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

6A.    COUNTERPARTS/EXHIBITS.    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Executive and the Company expressly understand and acknowledge that the Standard Terms and Conditions are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement. References to "this Agreement" or the use of the term "hereof" shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.

7A.    APPROVALS.    The Company represents and warrants to Executive that upon the execution and delivery of this Agreement (including its Exhibits) by the parties, it shall be a valid and binding obligation of the Company, enforceable against it in accordance with its terms and that all corporate or other approvals necessary to make this Agreement a binding obligation of the Company and to permit the payment of the compensation and benefits provided hereunder have been obtained; provided that the parties understand that the grant of Restricted Stock described in Section 3A(c) is subject to the approval of a properly constituted Compensation Committee.

8A.    RESIGNATIONS.    Executive agrees, to the extent Executive has not previously resigned from the Company's Audit Committee and Compensation Committee, to and hereby resigns from her positions on the Company's Audit Committee and Compensation Committee effective immediately as of the date of execution of this Agreement.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement on December     , 2002.

USA INTERACTIVE

By:
Title:
ANNE BUSQUET

Exhibit A

STANDARD TERMS AND CONDITIONS

        This Agreement ("Agreement") constitutes a part of the Employment Agreement (the "Employment Agreement") effective as of January 13, 2003 between USA Interactive and Anne Busquet and references herein to the Agreement (other than section references) shall be deemed to include the Employment Agreement. Capitalized terms used herein without definition shall have the meanings specified in the Employment Agreement.

1.    TERMINATION OF EXECUTIVE'S EMPLOYMENT.

(a)    DEATH.    In the event the Term and Executive's employment hereunder is terminated by reason of Executive's death, the Company shall pay Executive's designated beneficiary or beneficiaries, within 30 days of Executive's death in a lump sum in cash, Executive's Base Salary through the end of the month in which death occurs and any Accrued Obligations (as defined in paragraph 1(h) below) and Executive shall be entitled to the Accrued Benefits (as defined in paragraph 1(h) below).

(b)    DISABILITY.    If, as a result of Executive's incapacity due to physical or mental illness ("Disability"), Executive shall have been absent from the full-time performance of Executive's duties with the Company for a period of six consecutive months and, within 30 days after written notice is provided to Executive by the Company (in accordance with Section 4A of the Employment Agreement), Executive shall not have returned to the full-time performance of Executive's duties, the Term and Executive's employment under this Agreement may be terminated by the Company for Disability. During any period prior to such termination during which Executive is absent from the full-time performance of Executive's duties with the Company due to Disability, the Company shall continue to pay Executive's Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company. Upon termination of Executive's employment due to Disability, the Company shall pay Executive within 30 days of such termination (i) Executive's Base Salary through the end of the month in which termination occurs in a lump sum in cash, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company; and (ii) any Accrued Obligations, and Executive shall be entitled to the Accrued Benefits.

(c)    TERMINATION FOR CAUSE.    The Company may terminate the Term and Executive's employment under this Agreement for Cause at any time prior to the expiration of the Term. As used herein, "Cause" shall mean: (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Executive; provided, however, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company's obligations under this Agreement; (ii) a material and willful breach by Executive of a fiduciary duty owned to the Company; (iii) a material breach by Executive of any of the covenants made by Executive in Section 2 hereof which, if curable, remains uncured for a period 30 days following written notice from the Company detailing such breach; or (iv) the willful or gross neglect by Executive of the material duties required by this Agreement, which, if curable, remains uncured for a period of 30 days following written notice from the Company detailing such neglect; provided that no act or failure to act shall be deemed "willful" for purposes of this Section 1(c) if such act or failure to act was taken (or failed to be taken) (x) by Executive in the good faith belief that such act or failure to act was in the best interests of the Company or (y) at the direction of any person to whom Executive reports. In the event of Executive's termination for Cause, the Company shall pay Executive within 30 days of the date of such termination a lump sum in cash, an amount equal to the Accrued Obligations, and Executive shall be entitled to the Accrued Benefits.

(d)    TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE OR BY EXECUTIVE FOR GOOD REASON.    The Company may terminate the Term and Executive's employment under this Agreement without Cause (and Executive may terminate this Agreement for Good Reason) at any time prior to the expiration of the Term. If Executive's employment is terminated by the Company for any reason other than Executive's death or Disability or for Cause or by Executive for Good Reason, then the Company shall pay Executive (x) the Base Salary through the end of the

Term over the course of the then remaining Term (determined without regard to such termination and Executive's termination of employment) (such remaining period of the Term being referred to as the "Severance Period") and (y) within 30 days of the date of such termination in a lump sum in cash, an amount equal to the Accrued Obligations, and Executive shall be entitled to the Accrued Benefits.

        "Good Reason" shall mean (A) the Company's failure to pay, or reduction in, Executive's Base Salary, (B) a change in Executive's title or material diminution in Executive's duties or responsibilities from those set forth in Section 1A of the Employment Agreement, (C) Executive's being required, for any reason, to report to any person other than the CEO, (D) relocation of Executive's principal place of employment to a location other than the Company's principal corporate headquarters in New York, New York, or (E) a material breach by the Company of any provision of this Agreement (including the failure of the Company to grant Executive, in due course after the Effective Date, the Restricted Stock under the terms set forth in Section 3A(c) of the Employment Agreement); provided that no such event shall constitute "Good Reason" unless the Company shall have failed to cure such event within 30 days following the Company's receipt of written notice from Executive detailing such breach.

(e)    RESIGNATION WITHOUT GOOD REASON.    Executive may terminate the Term and Executive's employment hereunder without Good Reason at any time prior to the expiration of the Term; provided that Executive shall give the Company 30 days advance written notice of any such resignation. In the event of Executive's termination due to resignation without Good Reason, the Company shall pay Executive within 30 days of the date of such termination in a lump sum in cash, an amount equal to the Accrued Obligations, and Executive shall be entitled to the Accrued Benefits.

(f)    PARTIES ELECTION NOT TO EXTEND THE TERM.    In the event the Term expires due to the parties election not to extend the Term pursuant to Section 2A of the Employment Agreement, then the Company shall pay Executive within 30 days of the date of such termination in a lump sum in cash, an amount equal to the Accrued Obligations, and Executive shall be entitled to the Accrued Benefits

(g)    NO MITIGATION.    In the event of termination of Executive's employment prior to the end of the Term, Executive shall be under no obligation to seek other employment or otherwise mitigate the amounts payable under Section 1 hereof. However, if following a termination of Executive's employment described in Section 1(d) hereof, Executive obtains other employment during the Severance Period, the amount of any Base Salary otherwise payable to Executive under Section 1(d) hereof during the Severance Period which has been paid to Executive shall be refunded to the Company by Executive in an amount equal to any Compensation (as defined below) earned by Executive as a result of employment with or services provided to another employer after the date of Executive's termination of employment and prior to the expiration of the Severance Period, and all future amounts of Base Salary payable by the Company to Executive during the Severance Period pursuant to Section 1(d) shall be offset by the amount of Compensation earned by Executive from another employer during the Severance Period. For purposes of this Section 1(g), Executive shall have an obligation to inform the Company regarding any change in Executive's employment status following termination and during the Severance Period. For purposes of this Section 1(g), "Compensation" shall mean (i) cash compensation, (ii) the fair market value of any stock or stock equivalents and (iii) the discount, if any, from fair market value on the date of grant of the exercise price of any stock options, in each case which is vested or becomes vested prior to the expiration of the Severance Period. The fair market value of any such stock or stock equivalents shall be reasonably determined in good faith by Executive.

(h)    ACCRUED OBLIGATIONS/ACCRUED BENEFITS. As used in this Agreement:

"Accrued Obligations" shall mean the sum of (i) any portion of Executive's Base Salary through the date of death or termination of employment for any reason, as the case may be, which has not yet been paid; (ii) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid; and (iii) any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination of employment; and

"Accrued Benefits" shall mean such employee benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company and its affiliates following Executive's termination of employment with the Company, it being understood that the provisions under this Agreement relating to the provision of the Accrued Benefits are intended to preserve any rights Executive has under the terms of any such employee benefit plans and are not intended to create any additional rights.

2.    CONFIDENTIAL INFORMATION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.

(a)    CONFIDENTIALITY.    Executive acknowledges that while employed by the Company Executive will occupy a position of trust and confidence. Executive shall not, except as may be required to perform Executive's duties hereunder or as required by applicable law, or as reasonably necessary to defend herself or assert her rights in any legal proceeding, without limitation in time or until such information shall have become public other than by Executive's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company or any of its subsidiaries or affiliates. "Confidential Information" shall mean information about the Company or any of its subsidiaries or affiliates, and their clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes and that was learned by Executive in the course of employment by the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage. Executive agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of Executive's employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Executive in the course of Executive's employment by the Company and its subsidiaries or affiliates. As used in this Agreement, "subsidiaries" and "affiliates" shall mean any company controlled by, controlling or under common control with the Company.

(b)    CONSULTING SERVICES.    During the one-year period commencing immediately upon the termination of Executive's employment for any reason (other than Executive's death) (the "Consulting Period"), Executive shall be available for consultation with the Company and its subsidiaries and affiliates concerning their general operations and the industries in which they engage in business. In addition, during the Consulting Period, Executive will aid, assist and consult with the Company and its subsidiaries and affiliates with respect to their dealings with clients and the enhancement of their recognition and reputation. During the Consulting Period, Executive shall devote such time and energies to the affairs of the Company and its subsidiaries and affiliates as may be reasonably required to carry out her duties hereunder without jeopardizing Executive's then full-time, non-Company Business employment opportunities; provided, however, that Executive shall not be obligated to devote more than 50 hours per year to the performance of such duties. In consideration of Executive's consulting services, and in consideration of Executive's covenants contained in this Section 2, the Company shall pay to Executive $10,000 during each full year of the Consulting Period, payable in equal monthly installments. The Company further agrees to reimburse Executive for all reasonable and necessary business expenses incurred by Executive in the performance of her consulting services in accordance with the Company's reimbursement policy, including, without limitation, the submission of supporting evidence as reasonably required by the Company. Notwithstanding the foregoing, Executive shall cease to be obligated to provide any such consulting services during any period when the provision of such services would be prohibited by any subsequent employer.

(c)    NON-COMPETITION.    During the Restricted Period (as defined below), Executive shall not, without the prior written consent of the Company, directly or indirectly engage in or assist any activity which is the same as, substantially similar to or competitive with the Company's Businesses (as defined below) (hereinafter a "Competitive Business") (other than on behalf of the Company or its subsidiaries or affiliates) including, without limitation, whether such engagement or assistance is an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 5% of the outstanding capital stock of a publicly traded corporation), guarantor, consultant, advisor, agent, sales representative or other participant, anywhere in the world that the Company or any of its subsidiaries or affiliates has been engaged. The Company's Businesses are defined as the business units of the Company as identified by the Company as part of Travel, the operations of which Executive is responsible for overseeing, including initially including Expedia, Hotels.com, Interval International, TV Travel Shop and the forthcoming U.S. cable travel network; provided, however, that (i) the Company hereby agrees that Executive may continue to hold investments in American Express and/or its affiliates during and after the Term and become employed by, or provide other services to, American Express and/or its affiliates after the Term and (ii) nothing in this Agreement shall preclude Executive from (x) providing services to any person or entity engaged in a Competitive Business if Executive is not involved in the direct management or operations which include such Competitive Business and the gross revenues generated by such Competitive Business do not constitute more than 15% of the consolidated gross revenues of such person or entity and its affiliates and/or (y) continuing to serve as a member of the Board of Directors of any entity for which Executive serves as a Board member as of the date of such termination of employment. The "Restricted Period" shall mean (x) in the event of Executive's termination of employment by the Company for Cause or by Executive's resignation without Good Reason, during the term of Executive's employment with the Company hereunder and for 12 months thereafter, (y) in the event of Executive's termination of employment by the Company without Cause or by Executive's resignation for Good Reason, during the term of Executive's employment with the Company hereunder and for a period equal to the lesser of (A) 12 months thereafter and (B) the Severance Period and (z) in the event of Executive's termination of employment due to the parties election not to extend the Term or due to Executive's death or Disability, during the term of Executive's employment with the Company hereunder.

(d)    NON-SOLICITATION OF EMPLOYEES.    Executive recognizes that she will possess confidential information about other employees of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates. Executive recognizes that the information she will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Executive because of Executive's business position with the Company. Executive agrees that, during the term of Executive's employment hereunder (and for a period of 12 months thereafter), Executive will not, directly or indirectly, solicit or recruit any employee of the Company or any of its subsidiaries or affiliates who is or was employed by any of them as of the date of Executive's termination of employment (or during the immediately preceding twelve months) for the purpose of being employed by Executive or by any business, individual, partnership, firm, corporation or other entity on whose behalf Executive is acting as an agent, representative or employee and that Executive will not convey any such confidential information or trade secrets about other employees of the Company or any of its subsidiaries or affiliates to any other person except within the scope of Executive's duties hereunder; provided that the forgoing restrictions shall not apply to any employee whose employment with the Company or its subsidiaries or affiliates was terminated by the Company, its subsidiaries or affiliates, as applicable, without cause.

(e)    PROPRIETARY RIGHTS; ASSIGNMENT.    All Employee Developments shall be made for hire by the Executive for the Company or any of its subsidiaries or affiliates. "Employee Developments" means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (i) relates to the business or operations of the Company or any of its subsidiaries or affiliates, or (ii) results from or is suggested by any undertaking assigned to the Executive or work performed by the Executive for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours. All Confidential Information and all Employee Developments shall remain the sole property of the Company or any of its subsidiaries or affiliates. The Executive shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term. To the extent the Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, the Executive hereby assigns to the Company all such proprietary rights. The Executive shall, both during and after the Term, upon the Company's request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company's rights in Confidential Information and Employee Developments.

(f)    COMPLIANCE WITH POLICIES AND PROCEDURES.    During the Term, Executive shall adhere to the policies and standards of professionalism set forth in the Company's Policies and Procedures as they may exist from time to time and which are provided to Executive.

(g)    REMEDIES FOR BREACH.    Executive and the Company expressly agree and understand that they will each notify the other in writing of any alleged breach of this Agreement and the breaching party will have 30 days from receipt of such written notice to cure any such breach.

(h)    Executive expressly agrees and understands that the remedy at law for any breach by Executive of this Section 2 will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Executive's violation of any provision of this Section 2 the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing in this Section 2 shall be deemed to limit the Company's remedies at law or in equity for any breach by Executive of any of the provisions of this Section 2, which may be pursued by or available to the Company.

(i)    SURVIVAL OF PROVISIONS.    The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Executive's employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

3.    TERMINATION OF PRIOR AGREEMENTS.    This Agreement (together with the Employment Agreement) constitutes the entire agreement between the parties and terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement. Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, the Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement. Executive hereby represents and warrants that by entering into this Agreement, Executive will not breach an employment agreement with Executive's current employer.

4.    ASSIGNMENT; SUCCESSORS.    This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder, provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and all references herein to the "Company" shall refer to such successor.

5.    WITHHOLDING.    The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order.

6.    HEADING REFERENCES.    Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. References to "this Agreement" or the use of the term "hereof" shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.

7.    WAIVER; MODIFICATION.    Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

8.    SEVERABILITY.    In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

9.    INDEMNIFICATION.    The Company shall indemnify and hold Executive harmless for acts and omissions in Executive's capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law; provided that the neither the Company nor any of its subsidiaries or affiliates shall be obligated hereunder to indemnify Executive for any losses incurred by Executive as a result of acts constituting "Cause" as described in Section 1(c) of this Agreement.

ACKNOWLEDGED AND AGREED:

Date:

USA INTERACTIVE

By:
Title:

By:
Title: ANNE BUSQUET

Exhibit B
(Existing Board/Trustee Positions)

Advisor to Jegi Capital
Cornell University Council Member and Advisor to the Johnson School.

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  EXHIBIT 10.25